KRONOS WORLDWIDE ANNOUNCES
A SPECIAL DIVIDEND OF $1.00 PER SHARE PAYABLE IN FEBRUARY 2011 AND
A REGULAR FIRST QUARTER 2011 DIVIDEND OF $0.25 PER SHARE PAYABLE IN MARCH 2011

DALLAS, TEXAS – February 10, 2011 – Kronos Worldwide, Inc. (NYSE:  KRO) announced today that its board of directors has declared the following dividends:

1.	a special cash dividend of one dollar ($1.00) per share on its common stock payable on February 28, 2011 to stockholders of record at the close of business on February 21, 2011; and

2.	a regular quarterly cash dividend of twenty five cents ($0.25) per share on its common stock, payable on March 24, 2011 to stockholders of record at the close of business on March 10, 2011.

Steven L. Watson, Vice Chairman and Chief Executive Officer of Kronos Worldwide, said, “Throughout 2010, global customer demand for our titanium dioxide (TiO2) products continued to strengthen and our production facilities operated at near full practical capacity rates.  As a result of improved TiO2 industry conditions, we implemented significant increases in TiO2 selling prices that resulted in increased profitability and cash flows.  Even with such increased profitability, we currently believe that profit margins are significantly lower than necessary to reasonably justify green-field or other major expansions of TiO2 capacity.  Provided global demand for TiO2 products remains strong, we expect the low level of worldwide TiO2 inventories to continue for several years, and anticipate further implementation of TiO2 selling price increases.  Based on these positive market dynamics in the TiO2 industry, we expect our profitability and cash flows to significantly increase in 2011 and the foreseeable future.

As a result the factors noted above, the results of our successful public offering of common stock in the fourth quarter of 2010 and our expectations for the future, we believe we have more than sufficient liquidity to prudently invest in our current operating facilities and business, retain the ability to expand our production capacity, either through the acquisition of certain existing TiO2 facilities that may become available or the construction of new TiO2 facilities when such expansion becomes justified, and responsibly manage our debt.  Considering these factors, our management and board of directors have concluded that it is appropriate to declare and pay the special dividend in addition to the continuation of our regular quarterly dividend.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although Kronos Worldwide believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses;
•
Customer inventory levels (such as the extent to which our customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases);

•	Changes in raw material and other operating costs (such as energy costs);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation or solvency of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	The introduction of trade barriers;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  Kronos Worldwide disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products (TiO2).